Exhibit 16.1

May 13, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Spirit AeroSystems Holdings, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Spirit AeroSystems Holdings, Inc. dated May 8, 2014. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP, 1100 Walnut, Suite 1300, Kansas City, MO 64106

T: (816) 472-7921, F: (816) 218-1888, www.pwc.com/us

Item 4.01 Change in Registrant’s Certifying Accountant.

(a) Dismissal of Independent Registered Public Accounting Firm

The Audit Committee (the “Audit Committee”) of the Board of Directors (the “Board”) of Spirit AeroSystems Holdings, Inc. (the “Company”) recently conducted a competitive process to determine the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.  The Audit Committee invited several firms to participate in this process, including PricewaterhouseCoopers LLP (“PWC”), the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2013 and prior fiscal years.

As a result of this process, the Board, upon recommendation of the Audit Committee, approved the appointment of Ernst & Young LLP (“E&Y”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.

On May 8, 2014, the Company, as approved by the Board upon recommendation of the Audit Committee, dismissed PWC as the Company’s independent registered public accounting firm, effective immediately.

The reports of PWC on the Company’s financial statements for each of the two fiscal years ended December 31, 2013 and 2012 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.  During the fiscal years ended December 31, 2013 and 2012 and in the subsequent interim period through May 8, 2014, there was no “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) with PWC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of PWC, would have caused PWC to make reference to the subject matter of such disagreements in connection with its reports on the financial statements for such years.

During the fiscal years ended December 31, 2013 and 2012 and in the subsequent interim period through May 8, 2014, there was no “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-K), except that PWC advised the Company that the Company did not maintain effective internal control over financial reporting, due to the existence of the following previously disclosed material weaknesses:

(i) in 2012, the Company identified a material weakness related to its contract accounting estimates for its Gulfstream G280 and G650 programs, specifically that controls over contract accounting estimates related to these programs were not operating effectively in order to ensure that (1) the bills of materials used in the accounting estimates were complete and provided a sound basis for estimating future costs and (2) the evaluation of current actual trends impacting prior estimates of supply chain and labor costs are identified and incorporated into the accounting estimates on a timely basis;

(ii) in 2013, the scope of the foregoing material weakness was expanded to include a failure with respect to the accuracy of the estimation of the number of production units; and

(iii) in 2013, the Company identified a material weakness related to its contract accounting estimates for its Airbus A350 XWB Section 15 recurring program, specifically, that controls over the completeness and accuracy of the bill of materials used in the contract accounting estimates for this program were not designed effectively to ensure that the bill of materials used in the accounting estimates were accurate and provided a sound basis for estimating future costs.

The Company provided PWC with a copy of the disclosure contained in this Current Report on Form 8-K and requested that PWC furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements and if not, stating the respects in which it does not agree.  A copy of PWC’s letter, dated May 13, 2014, is filed as Exhibit 16.1 to this Form 8-K.